Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
RAPID7, INC.

Rapid7, Inc., a corporation organized and existing under and by virtue of the provisions the General Corporation Law of the State of Delaware (the “DGCL”) hereby certifies as follows:

1.The name of this corporation is Rapid7, Inc. (the “Corporation”) and that this corporation was originally incorporated pursuant to the DGCL on October 17, 2011 under the name Rapid7, Inc.

2.That the Corporation’s Board of Directors (the “Board”), acting in accordance with the provisions of
Sections 141 and 242 of the DGCL, duly adopted resolutions approving amendments to the Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”) pursuant to this Certificate of Amendment (the “Amendment”) as follows:

Paragraph B. of Article V of the Charter be amended as follows:

“B. BOARD OF DIRECTORS

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, until the 2023 annual meeting of stockholders, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors elected at the 2020 annual meeting of stockholders shall have terms expiring at the 2023 annual meeting of stockholders. Directors elected at the 2021 annual meeting of stockholders shall have terms expiring at the 2022 annual meeting of the stockholders. Directors elected at the 2022 annual meeting of stockholders shall have terms expiring at the 2023 annual meeting of the stockholders. Commencing with the 2023 annual meeting of stockholders, the classification of the Board of Directors shall cease, and at each succeeding annual meeting of stockholders, directors shall be elected for terms expiring at the next annual meeting of stockholders following their election.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

Paragraph C.1 of Article V of the Charter be amended as follows:

“C. REMOVAL OF DIRECTORS.

1. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the Initial Public Offering, for so long as the Board of Directors is classified, neither the Board of Directors nor any individual director may be removed without cause.”

Paragraph E.1 of Article V of the Charter be amended as follows:

“E. BYLAW AMENDMENTS.

1. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the Requisite Stockholders. As used herein, “Requisite Stockholders” shall mean (i) prior to June 30, 2022, the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class and (ii) on or following June 30, 2022, the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class.”

Paragraph B of Article VIII of the Charter be amended as follows:

“B. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the Requisite Stockholders shall be required to alter, amend or repeal Articles V, VI, VII and VIII.”

3. That, thereafter, the stockholders gave their approval of the Amendment by written consent in accordance with the provisions of Sections 228 and 242 of the DGCL.

4. That the Amendment shall be executed, filed, and recorded in accordance with Section 103 of the DGCL.

5. All other provisions of the Charter shall remain in full force and effect.

[Signature Page Follows]

In Witness Whereof, the undersigned has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be duly executed as of June 3, 2020.

Rapid7, Inc.

By: /s/ Corey E. Thomas________
Name: Corey E. Thomas
Title: Chief Executive Officer